Exhibit 10.4

Fourth Amendment to the Amended License Agreement

by and among

Princeton University

The University of Southern California,
The Regents of the University of Michigan

And

NanoFlex Power Corporation

This Fourth Amendment, made and entered into on August 22, 2016, to the Amended License Agreement dated May 1, 1998 (“Agreement”), is among the University of Southern California, a California non-profit corporation with a principle place of business of business at 1150 5. Olive Street, Suite 2300, Los Angeles, California 90015 (“USC”); the Trustees of Princeton University, a not-for-profit education Institution organized and existing under the laws of the state of New Jersey (“Princeton”); the Regents of the University of Michigan, a Michigan not-for profit corporation, having an office at 1600 Huron Parkway, 2’ Floor, Ann Arbor, Michigan 48109-2590 (“Michigan”); and NanoFlex Power Corporation, a corporation organized under the laws of Florida, having its principle office at 17207 North Perimeter Drive, Suite 210, Scottsdale Arizona 85255 (“NPC”)and together with USC, Princeton, and Michigan, the “Parties”). Unless otherwise noted, capitalized terms in this Fourth Amendment will have the definitions given to them in the Agreement.

The Parties now desire to amend the Agreement, effective August 22, 2016, to modify the Agreement as follows and to confirm the following matter:

1. Section 4.2(d)(i) is added to the Agreement and reads In Its entirety as follows:

4.2(d)(i), The nonrefundable minimum royalties, pursuant to 4.2(d), that were due for 2014 and 2015, totaling $65,000, shall be paid according the following schedule (the “Payment Plan”).

Payment Due Date	Payment Amount
September 30, 2016	$16,250
December 31, 2016	$16,250
March 31, 2017	$16,250
June 30, 2017	$16,250

The Payment Plan applies only to the minimum royalties for 2014 and 2015 and shall not affect the due date or amount of any other minimum royalty in section 4.2(d) of the Agreement.

2. The parties wish to remove the term “Research Program” from Section 4 of the Third Amendment. Therefore, Section 4 of the Third Amendment to the Agreement shall be replaced with the following:

“Unless otherwise expressly agreed in writing, this Third Amendment shall apply to the Patent Rights and all inventions conceived or discovered under the 2013 Sponsored Research Agreement, the 1998 Sponsored Research Agreement, the 2004 Sponsored Research Agreeement, the 2006 Sponsored Research Agreement, and the 2009 Sponsored Research Agreement. As used in the Agreement, the term “Sponsored Research Agreement” shall include the 2013 Sponsored Research Agreement, the 1998 Sponsored Research Agreement, the 2004 Sponsored Research Agreement, the 2006 Sponsored Research Agreement, and the 2009 Sponsored Research Agreement.”

3. Except as modified by this Fourth Amendment, all of the provisions of the Agreement (as amended to date) are hereby ratified and confined to be in full force and effect, and shall remain in full force and effect.

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Each party acknowledges that it knows and understands the contents of this Agreement, has had an opportunity to be represented by counsel of its choice in connection with this Agreement, and has executed this Agreement voluntarily.

University of Southern California		The Regents of the University of Michigan

By:	/s/ Michael Arciero	By:	/s/ Kenneth J. Nisbet
Name:	Michael Arciero	Name:	Kenneth J. Nisbet
Title:	Director of Technology Licensing and New Ventures	Title:	Assoc VP, U-M Tech Transfer
Date:	8/22/16	Date:	8/25/16

The Trustees of Princeton University		NanoFlex Power Corporation

By:	/s / John Ritter	By:	/s/ Mark Tobin
Name:	John Ritter	Name:	Mark Tobin
Title:	Director, OTL	Title:	Chief Financial Officer
Date:	8/25/16	Date:	8/22/2016